Exhibit 99.1

PRESS RELEASE

Allegiance Bancshares, Inc.

8847 West Sam Houston Parkway N., Suite 200

Houston, Texas 77040

ir@allegiancebank.com

ALLEGIANCE BANCSHARES, INC. REPORTS RECORD

YEAR-END 2018 RESULTS

•	Total assets of $4.66 billion after the completion of the acquisition of Post Oak Bancshares, Inc. on October 1, 2018
•	Record earnings of $37.3 million and diluted earnings per common share of $2.37 for the year 2018
•	Core loan growth of $1.46 billion year over year, or 66.3%, and $1.27 billion for the fourth quarter 2018 compared to the linked quarter, or 53.0%
•	Net charge-offs of 0.02% and 0.06% for the fourth quarter and year 2018, respectively

HOUSTON, January 25, 2019. Allegiance Bancshares, Inc. (NASDAQ: ABTX) ("Allegiance"), the holding company of Allegiance Bank (the "Bank"), today reported net income of $13.2 million and diluted earnings per share of $0.59 for the fourth quarter 2018 compared to $3.2 million and diluted earnings per share of $0.24 for the fourth quarter 2017.  Net income for the year ended December 31, 2018 was $37.3 million, or $2.37 per diluted share, compared to $17.6 million, or $1.31 per diluted share, for the year ended December 31, 2017. The year ended December 31, 2018 results include $1.8 million and $1.7 million of core system conversion and merger-related expenses, respectively.

“2018 was a year of significant accomplishments for Allegiance, from our core technology platform conversion in the second quarter to the successful completion of the Post Oak acquisition in the fourth quarter,” said George Martinez, Allegiance’s Chairman and Chief Executive Officer.  “We are extremely proud of the phenomenal results our team has achieved.  We reported record earnings and diluted earnings per share in 2018 and we are well-positioned to deliver strong growth and performance in 2019.   Our combination with Post Oak further distinguishes Allegiance as Houston’s largest community bank exclusively focused on the Houston area, and we look forward to continuing our track record of growth serving the local business community.  Excluding loans acquired from Post Oak, core loans grew $294.3 million over the prior year. This is a tremendous accomplishment and is attributable to our experienced and highly dedicated lenders and back office support team.  Also, we are pleased to have delivered such strong growth with minimal net charge-offs totaling only 6 basis points on average loans during the year,” continued Martinez.

“We are particularly excited about our prospects as we head into 2019. We have begun the operational integration with Post Oak during the first quarter and look forward to further enhancing our already large Houston area footprint.  Early in 2019, we received regulatory approvals for the previously announced acquisition of a branch office in Sugar Land, a suburb of Houston, which we plan to complete in February 2019, and the much anticipated opening of a de novo bank office on the east side of downtown Houston, in early 2020.  Our commitment to being Houston’s premier super-community bank that delivers personalized service to our customers and serves our communities and shareholders could only be accomplished with the tireless work of our outstanding employees for whom we are very grateful,” concluded Martinez.

Fourth Quarter 2018 Results

Net interest income before the provision for loan losses in the fourth quarter 2018 increased $18.4 million, or 67.1%, to $45.8 million from $27.4 million for the fourth quarter 2017 primarily due to a $1.53 billion, or 59.3%, increase in average interest-earning assets for the same period primarily due to the Post Oak Bancshares, Inc. acquisition as well as organic growth for the year over year period.  Net interest income before provision for loan losses in the fourth quarter 2018 increased 63.5% or $17.8 million to $45.8 million from $28.0 million in the third quarter 2018, primarily due to the Post Oak acquisition and $2.7 million in acquisition accounting adjustments recorded during the fourth quarter of 2018.  The net interest margin on a tax equivalent basis increased 12 basis points to 4.45% for the fourth quarter 2018 from 4.33% for the fourth quarter 2017 and increased 35 basis points from 4.10% for the third quarter 2018. Excluding the impact of acquisition accounting adjustments, the net interest margin on a tax equivalent basis for the fourth quarter 2018 would have been 4.16% compared to 4.33% and 4.10% for the fourth quarter 2017 and third quarter 2018, respectively.

Noninterest income for the fourth quarter 2018 was $2.3 million, an increase of $751 thousand, or 47.4%, compared to $1.6 million for the fourth quarter 2017 and increased $406 thousand, or 21.1%, compared to $1.9 million for the third quarter 2018.  Noninterest income for the fourth quarter 2018 included $429 thousand of loss on the sales of other real estate and repossessed assets.

Noninterest expense for the fourth quarter 2018 increased $9.8 million, or 50.7%, to $29.0 million from $19.3 million for the fourth quarter 2017, and increased $9.9 million, or 51.6%, from $19.2 million for the third quarter 2018. These increases were primarily due to additional noninterest expenses associated with the Post Oak acquisition, of which $840 thousand was attributable to acquisition and merger-related expenses.

In the fourth quarter 2018, Allegiance’s efficiency ratio decreased to 60.30% from 66.50% for the fourth quarter 2017 and 63.95% for the third quarter 2018.  Fourth quarter 2018 annualized returns on average assets, average equity and average tangible equity were 1.12%, 7.49% and 11.66%, respectively, compared to 0.45%, 4.15% and 4.82%, respectively, for the fourth quarter 2017.  Annualized returns on average assets, average equity and average tangible equity for the third quarter 2018 were 1.18%, 10.80% and 12.40%, respectively.

Year-End December 31, 2018 Results

Net interest income before provision for loan losses for the year ended 2018 increased $24.9 million, or 24.0%, to $128.6 million from $103.7 million for the year ended December 31, 2017 primarily due to a $582.6 million, or 23.7%, increase in average interest-earning assets over the prior year associated with the Post Oak acquisition.  The net interest margin on a tax equivalent basis decreased 7 basis points to 4.27% for the year ended December 31, 2018 from 4.34% for the year ended December 31, 2017. Excluding the impact of acquisition accounting adjustments, the net interest margin for the year ended December 31, 2018 would have been 4.17%, compared to 4.32% for the year ended December 31, 2017.

Noninterest income for the year ended December 31, 2018 was $7.7 million, an increase of $1.9 million, or 31.6%, compared to $5.9 million for the year ended December 31, 2017.

Noninterest expense for the year ended December 31, 2018 increased $16.8 million, or 24.0%, to $86.8 million from $70.0 million for the year ended December 31, 2017.  The increase in noninterest expense over the year ended December 31, 2017 was primarily due to core system conversion expenses of $1.8 million, merger-related expenses of $1.7 million and additional expenses related to additional headcount and branches from the Post Oak acquisition during the year ended December 31, 2018.

Allegiance’s efficiency ratio decreased from 63.89% for the year ended December 31, 2017 to 63.68% for the year ended December 31, 2018. For the year ended December 31, 2018, returns on average assets, average equity and average tangible equity were 1.11%, 9.02% and 11.20%, respectively, compared to 0.65%, 5.92% and 6.93%, respectively, for the year ended December 31, 2017.

Financial Condition

Total assets at December 31, 2018 increased $1.79 billion, or 62.8%, to $4.66 billion compared to $2.86 billion at December 31, 2017 and increased $1.62 billion, or 53.4%, compared to $3.04 billion at September 30, 2018, primarily due to the Post Oak acquisition and organic loan growth.

Total loans at December 31, 2018 increased $1.44 billion, or 63.3%, to $3.71 billion compared to $2.27 billion at December 31, 2017 and increased $1.27 billion, or 51.9%, compared to $2.44 billion at September 30, 2018, primarily due to loans acquired in the Post Oak acquisition. Core loans, which exclude the mortgage warehouse portfolio, increased $1.46 billion, or 66.3%, to $3.66 billion at December 31, 2018 from $2.20 billion at December 31, 2017 and increased $1.27 billion, or 53.0%, from $2.39 billion at September 30, 2018.  Excluding loans acquired from Post Oak of $1.16 billion, core loans increased $294.3 million, from December 31, 2017 and $103.7 million, from September 30, 2018.

Deposits at December 31, 2018 increased $1.45 billion, or 65.4%, to $3.66 billion compared to $2.21 billion at December 31, 2017 and increased $1.23 billion, or 50.5%, compared to $2.43 billion at September 30, 2018, primarily related to the Post Oak acquisition.

Asset Quality

Nonperforming assets totaled $33.6 million, or 0.72% of total assets, at December 31, 2018, compared to $13.9 million, or 0.49%, of total assets, at December 31, 2017, and $16.9 million, or 0.56% of total assets, at September 30, 2018. The allowance for loan losses was 0.71% of total loans at December 31, 2018, 1.04% of total loans at December 31, 2017 and 0.97% of total loans at September 30,

2018. The decrease in the allowance for loan losses as a percentage of loans from prior periods reflects the loans acquired in the Post Oak acquisition that were recorded at fair value without an allowance for loan losses at acquisition date.

The provision for loan losses for the fourth quarter 2018 was $3.0 million, or 0.32% (annualized) of average loans, compared to $1.9 million, 0.49%, of average loans, for the fourth quarter 2017.

Fourth quarter 2018 net charge-offs were $219 thousand compared to net charge-offs of $2.0 million for the fourth quarter 2017 and $245 thousand for the third quarter 2018.  Net charge-offs for the year 2018 were $1.6 million down from $7.5 million for the year 2017.

GAAP Reconciliation of Non-GAAP Financial Measures

Allegiance’s management uses certain non-GAAP financial measures to evaluate its performance. Please refer to the GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures on page 10 of this earnings release for a reconciliation of these non-GAAP financial measures.

Conference Call

As previously announced, Allegiance’s management team will host a conference call on Friday, January 25, 2019 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss its fourth quarter and year-end 2018 results. Individuals and investment professionals may participate in the call by dialing (877) 279-2520. The conference ID number is 4644835.  Alternatively, a simultaneous audio-only webcast may be accessed via the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Upcoming Events. If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under News and Events, Event Calendar, Past Events.

Allegiance Bancshares, Inc.

As of December 31, 2018, Allegiance was a $4.66 billion asset Houston, Texas-based bank holding company. Through its wholly owned subsidiary, Allegiance Bank, Allegiance provides a diversified range of commercial banking services primarily to Houston metropolitan area-based small to medium-sized businesses and individual customers. Allegiance’s super-community banking strategy was designed to foster strong customer relationships while benefiting from a platform and scale that is competitive with larger local and regional banks.  As of December 31, 2018, Allegiance Bank operated 28 full-service banking locations, with 27 bank offices and one loan production office in the Houston metropolitan area and one bank office location in Beaumont, just outside of the Houston metropolitan area. Visit www.allegiancebank.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This release may contain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, present expectations, estimates and projections about Allegiance and its subsidiaries. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “continues,” “anticipates,” “intends,” “projects,” “estimates,” “potential,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Forward-looking statements include information concerning Allegiance’s future financial performance, business and growth strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Allegiance’s control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Allegiance can: continue to develop and maintain new and existing customer and community relationships; successfully implement its growth strategy, including identifying suitable acquisition targets and integrating the businesses of acquired companies and banks; sustain its current internal growth rate; provide quality and competitive products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its performance objectives. These and various other risk factors are discussed in Allegiance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other reports and statements Allegiance has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Financial Information, SEC Filings.  Any forward-looking statement made by Allegiance in this release speaks only as of the date on which it is made. Factors or events that could cause Allegiance’s actual results to differ may emerge from time to time, and it is not possible for Allegiance to predict all of them. Allegiance undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	2018				2017
	December 31	September 30	June 30	March 31	December 31
	(Dollars in thousands)
Cash and cash equivalents	$268,947	$191,468	$200,645	$190,088	$182,103
Available for sale securities	337,293	300,115	300,897	307,411	309,615

Total loans	3,708,306	2,440,926	2,358,675	2,290,494	2,270,876
Allowance for loan losses	(26,331)	(23,586)	(23,831)	(24,628)	(23,649)
Loans, net	3,681,975	2,417,340	2,334,844	2,265,866	2,247,227

Goodwill	223,125	39,389	39,389	39,389	39,389
Core deposit intangibles, net	26,587	2,688	2,883	3,079	3,274
Premises and equipment, net	41,717	18,970	19,049	18,605	18,477
Other real estate owned	630	1,801	1,710	365	365
Bank owned life insurance	26,480	22,838	22,701	22,563	22,422
Other assets	48,495	40,930	44,308	39,118	37,359
Total assets	$4,655,249	$3,035,539	$2,966,426	$2,886,484	$2,860,231

Noninterest-bearing deposits	$1,209,300	$789,705	$749,787	$694,880	$683,110
Interest-bearing deposits	2,453,236	1,644,086	1,563,999	1,589,922	1,530,864
Total deposits	3,662,536	2,433,791	2,313,786	2,284,802	2,213,974

Borrowed funds	225,493	211,569	275,569	232,569	282,569
Subordinated debt	48,899	48,839	48,779	48,719	48,659
Other liabilities	15,337	13,209	8,404	8,406	8,164
Total liabilities	3,952,265	2,707,408	2,646,538	2,574,496	2,553,366

Common stock	21,938	13,397	13,341	13,302	13,227
Capital surplus	571,803	221,762	220,665	219,760	218,408
Retained earnings	112,131	98,968	90,089	82,533	74,894
Accumulated other comprehensive (loss) income	(2,888)	(5,996)	(4,207)	(3,607)	336
Total shareholders’ equity	702,984	328,131	319,888	311,988	306,865
Total liabilities and equity	$4,655,249	$3,035,539	$2,966,426	$2,886,484	$2,860,231

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Three Months Ended					Year-to-Date
	2018				2017	2018	2017
	December 31	September 30	June 30	March 31	December 31	December 31	December 31
	(Dollars in thousands, except per share data)
INTEREST INCOME:
Loans, including fees	$53,272	$32,988	$31,846	$30,117	$29,747	$148,223	$110,331
Securities:
Taxable	2,464	636	646	599	563	4,345	2,111
Tax-exempt	(175)	1,447	1,451	1,459	1,545	4,182	6,334
Deposits in other financial institutions	742	265	250	216	183	1,473	662
Total interest income	56,303	35,336	34,193	32,391	32,038	158,223	119,438

INTEREST EXPENSE:
Demand, money market and savings deposits	3,367	1,248	887	976	992	6,478	3,159
Certificates and other time deposits	5,358	4,051	3,284	2,785	2,521	15,478	9,060
Borrowed funds	1,008	1,272	1,472	1,036	854	4,788	2,922
Subordinated debt	732	729	734	705	235	2,900	629
Total interest expense	10,465	7,300	6,377	5,502	4,602	29,644	15,770
NET INTEREST INCOME	45,838	28,036	27,816	26,889	27,436	128,579	103,668
Provision for loan losses	2,964	—	631	653	1,930	4,248	13,188
Net interest income after provision for loan losses	42,874	28,036	27,185	26,236	25,506	124,331	90,480

NONINTEREST INCOME:
Nonsufficient funds fees	190	175	214	176	158	755	685
Service charges on deposit accounts	363	177	106	223	179	869	783
Gain on sale of securities	—	—	—	—	30	—	18
(Loss) gain on sales of other real estate and repossessed assets	(429)	—	1	—	6	(428)	6
Bank owned life insurance	163	137	138	141	145	579	585
Rebate from correspondent bank	988	613	564	444	388	2,609	1,327
Other	1,059	826	782	662	677	3,329	2,457
Total noninterest income	2,334	1,928	1,805	1,646	1,583	7,713	5,861

NONINTEREST EXPENSE:
Salaries and employee benefits	18,167	12,965	12,778	12,794	12,188	56,704	44,745
Net occupancy and equipment	1,959	1,281	1,333	1,272	1,398	5,845	5,452
Depreciation	802	490	433	407	412	2,132	1,637
Data processing and software amortization	1,485	1,226	1,356	1,053	1,850	5,120	4,047
Professional fees	670	303	567	469	222	2,009	2,926
Regulatory assessments and FDIC insurance	776	505	494	534	533	2,309	2,273
Core deposit intangibles amortization	1,229	195	196	195	195	1,815	781
Communications	416	262	259	248	252	1,185	983
Advertising	704	351	340	330	436	1,725	1,289
Acquisition and merger-related expenses	840	196	625	—	—	1,661	—
Other	1,998	1,390	1,479	1,415	1,790	6,282	5,829
Total noninterest expense	29,046	19,164	19,860	18,717	19,276	86,787	69,962
INCOME BEFORE INCOME TAXES	16,162	10,800	9,130	9,165	7,813	45,257	26,379
Provision for income taxes	2,999	1,921	1,574	1,454	4,609	7,948	8,747
NET INCOME	$13,163	$8,879	$7,556	$7,711	$3,204	$37,309	$17,632

EARNINGS PER SHARE
Basic	$0.60	$0.66	$0.57	$0.58	$0.24	$2.41	$1.34
Diluted	$0.59	$0.65	$0.55	$0.57	$0.24	$2.37	$1.31

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Three Months Ended					Year-to-Date
	2018				2017	2018	2017
	December 31	September 30	June 30	March 31	December 31	December 31	December 31
	(Dollars and share amounts in thousands, except per share data)
Net income	$13,163	$8,879	$7,556	$7,711	$3,204	$37,309	$17,632

Earnings per share, basic	$0.60	$0.66	$0.57	$0.58	$0.24	$2.41	$1.34
Earnings per share, diluted	$0.59	$0.65	$0.55	$0.57	$0.24	$2.37	$1.31

Return on average assets(A)	1.12%	1.18%	1.03%	1.09%	0.45%	1.11%	0.65%
Return on average equity(A)	7.49%	10.80%	9.55%	10.10%	4.15%	9.02%	5.92%
Return on average tangible equity(A)(B)	11.66%	12.40%	11.02%	11.71%	4.82%	11.20%	6.93%
Tax equivalent net interest margin(C)	4.45%	4.10%	4.21%	4.20%	4.33%	4.27%	4.34%
Tax equivalent net interest margin-adjusted for acquisition accounting adjustments(D)	4.16%	4.10%	4.21%	4.20%	4.32%	4.17%	4.32%
Efficiency ratio(E)	60.30%	63.95%	67.05%	65.59%	66.50%	63.68%	63.89%

Liquidity and Capital Ratios
Allegiance Bancshares, Inc. (Consolidated)
Equity to assets	15.10%	10.81%	10.78%	10.81%	10.73%	15.10%	10.73%
Tangible equity to tangible assets(B)	10.29%	9.56%	9.49%	9.48%	9.38%	10.29%	9.38%
Estimated common equity tier 1 capital	11.78%	11.17%	10.60%	10.82%	10.54%	11.78%	10.54%
Estimated tier 1 risk-based capital	12.02%	11.53%	10.97%	11.19%	10.92%	12.02%	10.92%
Estimated total risk-based capital	13.72%	13.94%	13.42%	13.72%	13.43%	13.72%	13.43%
Estimated tier 1 leverage capital	9.16%	10.23%	9.78%	9.98%	9.84%	9.16%	9.84%
Allegiance Bank
Estimated common equity tier 1 capital	11.85%	11.24%	11.04%	10.95%	10.72%	11.85%	10.72%
Estimated tier 1 risk-based capital	11.85%	11.24%	11.04%	10.95%	10.72%	11.85%	10.72%
Estimated total risk-based capital	13.55%	13.65%	13.49%	13.49%	13.24%	13.55%	13.24%
Estimated tier 1 leverage capital	10.46%	9.98%	9.84%	9.77%	9.67%	10.46%	9.67%

Other Data
Weighted average shares:
Basic	21,908	13,371	13,327	13,262	13,187	15,485	13,125
Diluted	22,210	13,637	13,634	13,542	13,496	15,773	13,458
Period end shares outstanding	21,938	13,397	13,341	13,301	13,227	21,938	13,227
Book value per share	$32.04	$24.49	$23.98	$23.46	$23.20	$32.04	$23.20
Tangible book value per share(B)	$20.66	$21.35	$20.81	$20.26	$19.97	$20.66	$19.97
(A)	Interim periods annualized.
(B)	Refer to the calculation of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measures on page 10 of this Earnings Release.
(C)	Net interest margin represents net interest income divided by average interest-earning assets.
(D)	Non-GAAP financial measure. Excludes income recognized on acquisition accounting adjustments of $3.1 million, $0, $0, $33 thousand, $68 thousand, $3.1 million and $527 thousand, respectively.
(E)

Represents noninterest expense divided by the sum of net interest income plus noninterest income, excluding net gains and losses on the sale of securities. Additionally, taxes and provision for loan losses are not part of this calculation.

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$3,639,390	$53,272	5.81%	$2,384,966	$32,988	5.49%	$2,209,389	$29,747	5.34%
Securities	336,974	2,289	2.70%	304,254	2,083	2.72%	322,539	2,108	2.59%
Deposits in other financial institutions and other	132,281	742	2.23%	47,518	265	2.21%	47,257	183	1.54%
Total interest-earning assets	4,108,645	$56,303	5.44%	2,736,738	$35,336	5.12%	2,579,185	$32,038	4.93%
Allowance for loan losses	(23,554)			(24,059)			(23,740)
Noninterest-earning assets	564,934			276,997			267,611
Total assets	$4,650,025			$2,989,676			$2,823,056

Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$325,046	$920	1.12%	$181,284	$389	0.85%	$214,498	$252	0.47%
Money market and savings deposits	942,764	2,447	1.03%	530,240	859	0.64%	599,977	740	0.49%
Certificates and other time deposits	1,232,666	5,358	1.72%	896,253	4,051	1.79%	766,942	2,521	1.30%
Borrowed funds	168,403	1,008	2.37%	234,776	1,272	2.15%	232,863	854	1.45%
Subordinated debt	48,865	732	5.94%	48,805	729	5.93%	17,070	235	5.46%
Total interest-bearing liabilities	2,717,744	$10,465	1.53%	1,891,358	$7,300	1.53%	1,831,350	$4,602	1.00%

Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	1,215,589			761,935			675,643
Other liabilities	19,389			10,179			9,717
Total liabilities	3,952,722			2,663,472			2,516,710
Shareholders' equity	697,303			326,204			306,346
Total liabilities and shareholders' equity	$4,650,025			$2,989,676			$2,823,056

Net interest rate spread			3.91%			3.59%			3.93%

Net interest income and margin(1)		$45,838	4.43%		$28,036	4.06%		$27,436	4.22%

Net interest income and margin (tax equivalent)(2)		$46,100	4.45%		$28,292	4.10%		$28,151	4.33%

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Years Ended December 31,
	2018			2017
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$2,652,355	$148,223	5.59%	$2,081,370	$110,331	5.30%
Securities	317,329	8,527	2.69%	324,926	8,445	2.60%
Deposits in other financial institutions	70,145	1,473	2.10%	50,917	662	1.30%
Total interest-earning assets	3,039,829	$158,223	5.21%	2,457,213	$119,438	4.86%
Allowance for loan losses	(24,077)			(20,536)
Noninterest-earning assets	349,408			262,549
Total assets	$3,365,160			$2,699,226

Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$224,210	$1,834	0.82%	$156,527	$597	0.38%
Money market and savings deposits	637,722	4,644	0.73%	536,415	2,562	0.48%
Certificates and other time deposits	940,356	15,478	1.65%	748,086	9,060	1.21%
Borrowed funds	240,952	4,788	1.99%	269,633	2,922	1.08%
Subordinated debt	48,776	2,900	5.95%	11,208	629	5.61%
Total interest-bearing liabilities	2,092,016	$29,644	1.42%	1,721,869	$15,770	0.92%

Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	848,276			672,101
Other liabilities	11,427			7,629
Total liabilities	2,951,719			2,401,599
Shareholders' equity	413,441			297,627
Total liabilities and shareholders' equity	$3,365,160			$2,699,226

Net interest rate spread			3.79%			3.94%

Net interest income and margin		$128,579	4.23%		$103,668	4.22%

Net interest income and margin (tax equivalent)		$129,652	4.27%		$106,669	4.34%

Allegiance Bancshares, Inc.

Financial Highlights

(Unaudited)

	Three Months Ended
	2018				2017
	December 31	September 30	June 30	March 31	December 31
	(Dollars in thousands)
Period-end Loan Portfolio:
Commercial and industrial	$702,037	$458,434	$452,307	$447,168	$457,129
Mortgage warehouse	48,274	48,876	51,552	41,572	69,456
Real estate:
Commercial real estate (including multi-family residential)	1,650,912	1,161,992	1,134,903	1,108,537	1,080,247
Commercial real estate construction and land development	430,128	298,916	270,965	257,566	243,389
1-4 family residential (including home equity)	649,311	344,342	330,053	317,842	301,219
Residential construction	186,411	117,740	109,962	108,882	109,116
Consumer and other	41,233	10,626	8,933	8,927	10,320
Total loans	$3,708,306	$2,440,926	$2,358,675	$2,290,494	$2,270,876

Asset Quality:
Nonaccrual loans	$32,953	$14,943	$12,137	$13,373	$13,328
Accruing loans 90 or more days past due	—	—	—	—	—
Total nonperforming loans	32,953	14,943	12,137	13,373	13,328
Other real estate	630	1,801	1,710	365	365
Other repossessed assets	—	205	740	443	205
Total nonperforming assets	$33,583	$16,949	$14,587	$14,181	$13,898

Net charge-offs (recoveries)	$219	$245	$1,428	$(326)	$2,003

Nonaccrual loans:
Commercial and industrial	$10,861	$6,258	$5,983	$6,153	$6,437
Mortgage warehouse	—	—	—	—	—
Real estate:
Commercial real estate (including multi-family residential)	17,776	5,006	4,917	6,466	6,110
Commercial real estate construction and land development	974	694	—	—	—
1-4 family residential (including home equity)	3,201	2,985	1,237	754	781
Residential construction	—	—	—	—	—
Consumer and other	141	—	—	—	—
Total nonaccrual loans	$32,953	$14,943	$12,137	$13,373	$13,328

Asset Quality Ratios:
Nonperforming assets to total assets	0.72%	0.56%	0.49%	0.49%	0.49%
Nonperforming loans to total loans	0.89%	0.61%	0.51%	0.58%	0.59%
Allowance for loan losses to nonperforming loans	79.90%	157.84%	196.35%	184.16%	177.44%
Allowance for loan losses to total loans	0.71%	0.97%	1.01%	1.08%	1.04%
Net charge-offs (recoveries) to average loans (annualized)	0.02%	0.04%	0.25%	(0.06)%	0.36%

Allegiance Bancshares, Inc.

GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures

(Unaudited)

Allegiance’s management uses certain non−GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Allegiance believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance.  Allegiance believes that management and investors benefit from referring to these non-GAAP financial measures in assessing Allegiance’s performance and when planning, forecasting, analyzing and comparing past, present and future periods. Specifically, Allegiance reviews tangible book value per share, return on average tangible equity and the ratio of tangible equity to tangible assets for internal planning and forecasting purposes. Allegiance has included in this Earnings Release information relating to these non-GAAP financial measures for the applicable periods presented.  These non-GAAP measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Allegiance calculates the non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

	Three Months Ended					Years Ended
	2018				2017	2018	2017
	December 31	September 30	June 30	March 31	December 31	December 31	December 31
	(Dollars and share amounts in thousands, except per share data)
Total Shareholders' equity	$702,984	$328,131	$319,888	$311,988	$306,865	$702,984	$306,865
Less: Goodwill and core deposit intangibles, net	249,712	42,077	42,272	42,468	42,663	249,712	42,663
Tangible shareholders’ equity	$453,272	$286,054	$277,616	$269,520	$264,202	$453,272	$264,202

Shares outstanding at end of period	21,938	13,397	13,341	13,301	13,227	21,938	13,227

Tangible book value per share	$20.66	$21.35	$20.81	$20.26	$19.97	$20.66	$19.97

Net income	$13,163	$8,879	$7,556	$7,711	$3,204	$37,309	$17,632

Average shareholders' equity	$697,303	$326,204	$317,408	$309,545	$306,346	$413,441	$297,627
Less: Average goodwill and core deposit intangibles, net	249,252	42,203	42,393	42,589	42,758	80,384	43,050
Average tangible shareholders’ equity	$448,051	$284,001	$275,015	$266,954	$263,588	$333,057	$254,577

Return on average tangible equity	11.66%	12.40%	11.02%	11.71%	4.82%	11.20%	6.93%

Total assets	$4,655,249	$3,035,539	$2,966,426	$2,886,484	$2,860,231	$4,655,249	$2,860,231
Less: Goodwill and core deposit intangibles, net	249,712	42,077	42,272	42,468	42,663	249,712	42,663
Tangible assets	$4,405,537	$2,993,462	$2,924,154	$2,844,016	$2,817,568	$4,405,537	$2,817,568

Tangible equity to tangible assets	10.29%	9.56%	9.49%	9.48%	9.38%	10.29%	9.38%